EXHIBIT 99
                                                                      ----------
THE NAUTILUS GROUP

FOR IMMEDIATE RELEASE

CONTACTS: THE NAUTILUS GROUP, INC.          INVESTOR RELATIONS INQUIRIES:
          ROD RICE                          JOHN MILLS
          CHIEF FINANCIAL OFFICER           INTEGRATED CORPORATE RELATIONS, INC.
          360-694-7722                      562-256-7051/203-222-9013


        NAUTILUS GROUP ANNOUNCES FIRST QUARTER 2003 RESULTS IN LINE WITH
                                REVISED GUIDANCE

             BOARD OF DIRECTORS DECLARES REGULAR QUARTERLY DIVIDEND


VANCOUVER, WA - APRIL 30, 2003 - The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the first quarter ended March 31, 2003.

For the first quarter of 2003, the Company reported net sales of $129.4 million, compared to $135.9 million for the corresponding period last year. Net income for the quarter was $13.7 million compared to $24.0 million in the first quarter of the prior year. Diluted earnings per share for the first quarter were $0.42, compared to $0.67 for the corresponding period last year.

The Company also reiterated its comfort with revised guidance for 2003. The Company expects 2003 revenue to range from $525 million to $545 million with corresponding earnings per share in the $1.60 to $1.70 range. The Company expects operating cash flow for 2003 to be approximately $55 million to $65 million.

"As we have previously mentioned, the first quarter of 2003 presented a challenging business environment. This was due to increased competition and higher marketing expenses on the direct marketing side, combined with our overall business being affected by the economy, the war in Iraq and lower consumer confidence. Since we see no change in trends thus far in the second quarter, we are continuing our cautious outlook for the full year," stated Brian Cook, Chief Executive Officer.

Mr. Cook added, "In spite of this current business environment, Nautilus continues to produce solid operating cash flow and maintains the strongest financial position in our industry. We are diversifying our portfolio of highly recognized brand names with product enhancements and new introductions such as the TreadClimber(TM). We are very encouraged by the launch of the TreadClimber(TM), which is being sold through our direct marketing channels. This product is a revolutionary patented cardiovascular health and fitness product that is complementary to the Bowflex strength-training machine."

"On the retail side of our business, we began test marketing the Bowflex during the first quarter. Initial results have been solid, and toward the end of the first quarter we expanded the test phase of our retail plan. We expect to expand retail distribution of Bowflex products during the second quarter and throughout the year," concluded Mr. Cook.

"Because of our confidence in future operating results, our Board of Directors declared a $0.40 per share annual dividend and authorized a $50 million share repurchase program during the first quarter," stated Rod Rice, Chief Financial Officer. "We will continue to use our strong operating cash flow to build upon our leadership position by improving our core businesses and introducing new products into our direct and commercial/retail sales channels to enable our Company's long-term growth in the health and fitness industry."

The Company announced today that its Board of Directors has declared a regular quarterly dividend of $0.10 per common share, payable June 10, 2003, to shareholders of record as of May 20, 2003.

The Nautilus Group will host a conference call at 2:00 PM Pacific (5:00 PM Eastern) on April 30, 2003 to discuss its financial results. The conference call will be broadcast live over the Internet at http://www.nautilusgroup.com/ir/events.asp under "Investor Relations/Events Calendar" and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-219-6110 if in North America. International callers will dial 303-262-2190. Participating in the call will be Brian Cook, Chief Executive Officer, Kevin Lamar, President, and Rod Rice, Chief Financial Officer. A replay of the call will be available by calling 800-405-2236 and using the passcode 534585# if in North America. International callers will dial 303-590-3000 using passcode 534585#.

ABOUT THE NAUTILUS GROUP
The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn and StairMaster brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.
                                       ###

From time to time, The Nautilus Group may issue forward-looking statements relating to its products and services, including statements regarding its direct and commercial/retail businesses. Factors that could affect The Nautilus Group's actual results include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, growth management challenges including the growth resulting from the acquisition of the assets of Schwinn Fitness in September 2001 and StairMaster in February 2002, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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

                            THE NAUTILUS GROUP, INC.
                      Consolidated Statements of Operations
                 (In Thousands, Except Share and Per Share Data)
                                   (Unaudited)

                                                             Three months
                                                            ended March 31,
                                                       ------------------------
                                                          2003          2002
                                                       ----------    ----------

NET SALES                                              $  129,449    $  135,914

COST OF SALES                                              59,502        58,753
                                                       ----------    ----------

     Gross profit                                          69,947        77,161

OPERATING EXPENSES:
Selling and marketing                                      39,501        31,600
General and administrative                                  6,865         6,264
Related-party royalties                                     1,791         2,148
Third-party royalties                                         299           181
                                                       ----------    ----------

     Total operating expenses                              48,456        40,193
                                                       ----------    ----------

OPERATING INCOME                                           21,491        36,968

OTHER INCOME (EXPENSE):
Interest income                                               229           450
Other - net                                                  (331)           19
                                                       ----------    ----------

     Total other income (expense), net                       (102)          469
                                                       ----------    ----------

INCOME BEFORE INCOME TAXES                                 21,389        37,437

INCOME TAX EXPENSE                                          7,700        13,479
                                                       ----------    ----------

NET INCOME                                             $   13,689    $   23,958
                                                       ==========    ==========

BASIC EARNINGS PER SHARE                               $     0.42    $     0.68

DILUTED EARNINGS PER SHARE                             $     0.42    $     0.67

Weighted average shares outstanding:

     Basic shares outstanding                          32,550,735    35,008,298

     Diluted shares outstanding                        32,617,558    35,973,400


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

                            THE NAUTILUS GROUP, INC.
                           Consolidated Balance Sheets
                                 (In Thousands)
                                   (Unaudited)
                                                        March 31,   December 31,
                                                          2003          2002
                                                       ----------    ----------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                              $   60,415    $   31,719
Short-term investments                                       --          17,578
Trade receivables, net                                     41,485        50,099
Inventories                                                66,820        63,798
Prepaid expenses and other current assets                   4,547         4,919
Short-term notes receivable                                 3,313         3,067
Current deferred tax assets                                 3,459         2,924
                                                       ----------    ----------

     Total current assets                                 180,039       174,104

LONG-TERM NOTES RECEIVABLE                                    272           363

PROPERTY, PLANT AND EQUIPMENT, net                         56,869        55,564

GOODWILL                                                   29,755        29,755

OTHER ASSETS, net                                          16,515        16,867
                                                       ----------    ----------

TOTAL ASSETS                                             $283,450      $276,653
                                                       ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables                                             29,318        41,288
Accrued liabilities                                        17,141        15,827
Income taxes payable                                       10,655         5,284
Royalty payable to stockholders                             1,791         1,997
Customer deposits                                             972           685
                                                       ----------    ----------

     Total current liabilities                             59,877        65,081

LONG-TERM DEFERRED TAX LIABILITY                           11,046         9,149

STOCKHOLDERS' EQUITY:
Common stock                                                  677          --
Retained earnings                                         210,644       201,238
Accumulated other comprehensive income                      1,206         1,185
                                                       ----------    ----------

     Total stockholders' equity                           212,527       202,423
                                                       ----------    ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $  283,450    $  276,653
                                                       ==========    ==========

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